EXHIBIT 3.3

ROYAL BODYCARE, INC.

AMENDMENT NO. 1 TO THE BYLAWS

Amendment No. 1

To the Bylaws of

Royal BodyCare, Inc.

September 26, 2003

The Bylaws, dated as of October 5, 1999 (the “Bylaws”), of Royal BodyCare, Inc., a Nevada corporation (the “Company”) are hereby amended as follows:

1. Section 3.9 is hereby amended to read in its entirety as follows:

Section 3.9 REGULAR MEETINGS. . At least two regular meetings of the Board of Directors shall be held each year on such day and at such time and place as shall from time to time be determined by the Board of Directors

2. Section 4.3 is hereby amended to read in its entirety as follows:

Section 4.3 AUTHORITY. Each committee, to the extent, and only to the extent, expressly provided in the resolution of the Board of Directors establishing such committee, shall have and may exercise all of the authority of the Board of Directors in the management of the business and affairs of the Corporation except to the extent expressly restricted by statute, the Articles of Incorporation or these Bylaws.

3. Section 8.7 is hereby amended to read in its entirety as follows:

Section 8.7 TRANSACTIONS WITH DIRECTORS AND OFFICERS. No contract or other transaction between the Corporation and any other corporation and no other act of the Corporation shall, in the absence of fraud, be invalidated or in any way affected by the fact that any of the directors of the Corporation are pecuniarily or otherwise interested in such contract, transaction or other act, or are directors or officers of such other corporation. Any director of the Corporation, individually, or any firm or corporation of which any such director may be a member, may be a party to, or may be pecuniarily or otherwise interested in, any contract or transaction of the Corporation; provided, however, that the fact the director, individually, or the firm or corporation is so interested shall be disclosed or shall have been known to each member of the Board of Directors prior to any annual meeting or any special meeting of the Board of Directors at which action upon any contract or transaction shall be taken. Any director of the Corporation who is so interested may be counted in determining the existence of a quorum at any such annual or special meeting of the Board of Directors which authorizes such contract or transaction, but may not vote thereat to authorize such contract or transaction. Every director of the Corporation is hereby relieved from any disability which might otherwise prevent him from carrying out transactions with or contracting with the Corporation for the benefit of himself or any firm, corporation, trust or organization in which or with which he may be in anywise interested or connected.